UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2003 (August 11, 2003)

AIRNET SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-13025	31-1458309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3939 International Gateway, Columbus, Ohio 43219
(Address of principal executive offices) (Zip Code)

(614) 237-9777
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Item 7.            Financial Statements and Exhibits.

(a) and (b)	Not applicable.

(c)	Exhibits:

The following exhibit is included pursuant to Item 5. Other Events and Regulation FD Disclosure of Form 8-K:

99.1     News Release issued by AirNet Systems, Inc. on August 13, 2003

Item 5.            Other Events and Regulation FD Disclosure.

On August 11, 2003, AirNet Systems, Inc. (the “Company”) completed the sale of substantially all of the assets of its Mercury Business Services unit to Mercury Business Services, Inc., a Delaware corporation owned by a group that includes the original owners of the Mercury business.

The final price of the transaction was approximately $1.1 million.  Mercury Business Services, Inc. paid approximately $455,000 of the purchase price through the issuance of a ninety day promissory note secured by the assets being sold and guaranteed by each of the shareholders of Mercury Business Services, Inc.  Under the terms of the Asset Purchase Agreement, approximately $536,000 of the purchase price was paid with AirNet common shares owned by the shareholders of Mercury Business Services, Inc., including 56,000 common shares tendered to AirNet prior to closing at $4.30 per share (the closing price of the AirNet shares on the NYSE on July 25, 2003) and 68,494 common shares tendered to AirNet on the closing date at $4.31 per share (the average closing price of the AirNet shares on the NYSE on August 4-6, 2003).  The balance of the purchase price was paid in cash.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Form 8-K filed on July 15, 2003.

The Company issued a press release dated August 13, 2003, which is filed as Exhibit 99.1 hereto and incorporated herein by reference, announcing the closing of the transaction.

[Remainder of page intentionally left blank; signature on following page.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.

Dated: August 13, 2003	By:	/s/ William R. Sumser
William R. Sumser
Chief Financial Officer

INDEX TO EXHIBITS

Current Report on Form 8-K

Dated August 13, 2003

AirNet Systems, Inc.

Exhibit No.	Description

99.1	News Release issued by AirNet Systems, Inc. on August 13, 2003